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                                                                    EXHIBIT 23.3

                   [BEHRE DOLBEAR & COMPANY, INC. LETTERHEAD]



December 14, 2001

Stillwater Mining Company
538 East Pike Avenue
Columbus, Montana 59019

Ladies and Gentlemen:

We hereby authorize the reference to Behre Dolbear & Company, Inc. ("Behre Dolbear") and the Mineral Inventory of Stillwater Mining Company as of January 1, 2000, prepared by Behre Dolbear, in the Registration Statement on Form S-3 of Stillwater Mining Company, to be filed with the United States Securities and Exchange Commission.

We also confirm that we have read the description of the Stillwater Mining Company ore reserve as contained in the Registration Statement on Form S-3 and have no reason to believe that there is any misrepresentation in the information contained therein that is derived from our report or known to us as a result of services we performed in connection with the preparation of such report.

Sincerely,

BEHRE DOLBEAR & COMPANY, INC.


/s/ BERNARD J. GUARNERA

Bernard J. Guarnera
President, Chief Executive Officer and Chief Operating Officer